Exhibit 99.1

Milacron Expects Operating Loss of $.30-$.35 Per Share in Q3
Due to Further Declines in the Manufacturing Sector

Company Steps Up Restructuring and Cost-Cutting Efforts,
With Additional Q3 Charge of About $.30 Per Share

CINCINNATI, OHIO, September 27, 2001...Citing continued steep declines in capital spending and industrial production in North America, Milacron Inc. (NYSE: MZ) said today it expects to report an after-tax loss from operations of $.30 to $.35 per share in the third quarter on a sales drop of about 25%. Increased restructuring activities in the quarter will cost approximately an additional $.30 per share after tax.

Overall, Milacron anticipates sales of about $300 million to be down almost $100 million, or 25%, from the third quarter last year. In North America, shipments of plastics processing equipment are expected to fall 35% to 40% from year-ago levels, while sales of metalworking tools are running 25% to 30% below last year. Lower volumes and related unabsorbed costs are likely to result in a pretax operating loss of approximately $22 million. In addition, the company will record about $15 million in pretax restructuring charges in the quarter.

"We are stepping up our restructuring efforts considerably and making sizeable reductions in both our North American and European operations to address the continued slide in the manufacturing sector," said Ronald D. Brown, Milacron's chairman, president and chief executive officer. "We're maintaining a strong emphasis on improving our competitiveness while maximizing cash flow. And, as we did in the second quarter, we continue to cut back production to meet current levels of demand so as to generate positive net cash from our operations in the second half of the year."

Consolidation Activities
In the past three months Milacron has undertaken five plant consolidations in North America, including the closing of smaller facilities to produce injection molding machines, metalcutting tools and grinding wheels, which will result in a $15 million restructuring charge in the third quarter. Plans for further consolidations are expected to bring about a comparable restructuring charge in the fourth quarter. Together, these actions will reduce Milacron's North American and European workforce by another 10% on top of the measures taken in the first half of the year, which cut North American employment by 15%. The company projects cost savings from the 2001 second-half reductions of about $30 million annually.

Focus on Cash Flow and Debt Reduction
Milacron has scaled back its capital spending by almost 50% since the beginning of the year, saving about $25 million in cash. In the past two months, the company has launched a dozen internal "lean manufacturing" initiatives, most of which are focused on improving cash flow by reducing cycle times and inventory. Successful implementation of these projects alone is expected to lower working capital requirements by approximately $20 million by the end of 2002. The company plans to launch several more lean manufacturing initiatives next year as well.

"As we intensify efforts to cut costs, preserve cash and pay down debt, we also intend to forge ahead with our new products and to maintain our high levels of customer support and service," Brown said. "During this severe downturn, we continue to receive strong support from all constituents especially our bank group, with whom we are in discussions to amend our revolving credit agreement. Based on these discussions, we're confident we'll have a very workable agreement in place in the near future."

Plastics Technologies
The plastics group is expected to report an operating loss of about $8 million in the third quarter on a sales decline of about 25%. In the same quarter a year ago, the group earned $26 million on sales of $213 million. Sales of injection molding, blow molding and extrusion systems in North America are expected to be down by 40% or more from the year-ago quarter, while machinery sales outside North America will be off by approximately 15%. Shipments of mold bases, related components and MRO (maintenance, repair and operating) supplies remain slightly depressed on a worldwide basis. Overall Milacron believes that its leadership in energy-saving all-electric injection molding and in mold base technologies is helping the company gain share in many markets, some of which are estimated to be down by 50% or more.

Metalworking Technologies
The metalworking group is expected to post a small profit in the third quarter on a sales decline of about 15%. In the third quarter of 2000, the group earned $17 million on sales of $181 million, which included $8 million in sales by its since-divested European industrial magnets business. In North America, demand for the group's metalworking tools and fluids has fallen by 25% or more due to sharply lower industrial manufacturing activity in general as well as reduced auto and auto part production. Thanks to strong auto production in Germany, however, sales of metalworking tools in Europe are expected to show about a 10% increase in the quarter. Sales of metalworking fluids overseas are expected to be flat.

Outlook
"As we indicated in July, we expected the first two months of the third quarter to be weak but historically we have enjoyed a seasonal pickup in September," said Brown. "There was a discernable upturn in the first ten days of the month but, since the devastating events on September 11, virtually all our markets have declined from the already low August levels. At this point, it's impossible to quantify the economic impact of the terrorist attacks in the near term or how long its effects will last.

"We can say that without a quick reversal in current economic trends our operating results in the fourth quarter are likely to approximate those of the third. The impact of the terrorist attacks aside, our experience with past cycles indicates that the second half of 2001 may well prove to be the bottom of the trough and a gradual upturn might appear fairly early in 2002.

"In Milacron's 117-year history we have weathered steep downturns before and always emerged a stronger company with even greater upside potential," Brown said. "Thanks to the sustained efforts of Milacron employees in stepping up to the challenges and implementing aggressive efficiency improvements throughout our operations, I'm confident we will be even better prepared to take advantage of a strong recovery when it comes," he concluded.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's Form 10-Q on file with the Securities and Exchange Commission.

Milacron is scheduled to release its third-quarter results on November 9, 2001.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 10,000 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, tool holders, carbide and high-speed steel round tools, metalworking fluids, precision grinding wheels and carbide wear parts. For further information, visit the company's web site or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Updated: September 27, 2001

Estimates and Projections for Financial Modeling

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

Third Quarter 2001

(Amounts in millions)	Quarter Ended

Sept. 30, 2001

Projected Profit & Loss Items
Sales	$290-310
Plastics technologies	150-160
Metalworking technologies	140-150
Segment earnings
Plastics technologies (1)	(7.5)-(8.5)
Metalworking technologies (2)	1-1.5
Corporate and unallocated expenses(3)	5-6
Interest expense	10-10.5
Tax credit (4)	(18)-(20)
After-tax minority interest	1
Restructure charge before-tax (5)	14-16
Average diluted shares outstanding	33.3

Projected Cash Flow & Balance Sheet Items
Depreciation	12-14
Amortization	3.0-3.5
Working capital - increase (decrease) (6)	(15)-(5)
Capital expenditures	6-8
Total debt - net of cash	540-550
Debt-to-capital ratio	55-57%

Comments & Explanations

Note:	Projections above assume current foreign exchange rates and no acquisitions, divestitures, or further stock repurchase.

1	Plastics technologies earnings Operating margin of (4) - (5)% in Quarter 3.
2	Metalworking technologies earnings Operating margin around 1% in Quarter 3.
3	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
4	Tax Credit Due primarily to geographic mix of earnings: a) full tax benefits on operating losses in the U.S., and b) low effective tax rates for certain profitable European businesses.
5	Restructure charge $9-10 million after-tax in Quarter 3.
6	Working Capital = (inventory + receivables - trade payables - advance billings)